Exhibit (o)(6)

CODE OF ETHICS

Mirova US LLC

Dated March 15, 2024

This Code of Ethics (the “Code”) is divided into two parts. The first part (“Code Part 1”) applies to US Access Persons of Mirova US LLC (“Mirova US”). The second part (“Code Part 2”) applies to employees of a Participating Affiliate of Mirova US (“Participating Affiliate”) who perform certain services for Mirova US under the Services Agreement between such Participating Affiliate and Mirova US and who are considered Associated Persons of Mirova US. This Code has been adopted by Mirova US pursuant to Rule 204A-1 under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”) and is intended, among other things, to address the requirements under both rules that are applicable to all persons associated with Mirova US who are considered to be “access persons,” each of whom is intended to be subject to either Code Part 1 or Code Part 2.1 The Appendices attached to this Code apply to both Code Part 1 and Code Part 2, except as noted below.

Employees/Associated Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report to the executive team, the Board of Directors as well as the Compliance, Risk and Internal Control (“CRIC”) Committee on the matter. The CCO must furnish any information appropriate to address any violation. Any problems identified during the review will be addressed in ways that reflect Mirova US’s fiduciary duty to its Clients.

The Company’s senior executives will favorably view an Employee/Supervised Person’s identification of a material compliance issue. Retaliation against any Employee/Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Access Person believes that he or she has been retaliated against, he or she should notify the CCO and/or CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee/Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee/Supervised Person to civil, regulatory or criminal sanctions. No Employee/Supervised Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Note: Capitalized terms not defined in the text are defined at the end in Code Appendix A.

[1]

Mirova US manages investment companies registered under the 1940 Act, triggering an obligation to comply with Rule 17j-1. For purposes of this Code, the requirements of Rule 17j-1 apply across all Mirova US client accounts.

Table of Contents

Code Part 1 (US Access Persons of Mirova US)

Code Part 2 (Associated Persons of Mirova US)

Appendix A (Definitions)

Appendix B (Certification of Receipt of Code)

Appendix C (Initial Holdings Report)

Appendix D (Annual Holdings Report)

Appendix E (Quarterly Transactions Report)

Appendix F (Pre-Clearance Form of Personal Securities Transactions)

Appendix G (Directorship, Outside Employment Report)

Appendix H (Insider Trading Policy)

Appendix I (Disciplinary Information) (not applicable to Code Part 2)

CODE PART 1

GENERAL ETHICAL STANDARDS

As a US Access Person of Mirova US LLC (“Mirova US”), you have a fiduciary duty to act in the best interest of the clients that you service. You are thus expected to put the interest of clients first and foremost in your business dealings and day-to-day activities, to conduct yourself in accordance with these standards at all times, and to deal honestly and fairly with all persons with whom you have contact. Also, please be aware that it is generally improper for you to (i) use for your own benefit (or the benefit of anyone other than a client) information about Mirova US clients’ trading or investment recommendations or (ii) take advantage of investment opportunities that would otherwise be available for a client.

You also are required to comply with applicable laws and regulations when you conduct your professional activities. This includes complying with applicable U.S. federal securities laws when you provide services to clients of Mirova US. In order to comply with these laws, you may rely on the compliance policies and procedures of Mirova US that have been communicated to you. You also will receive periodic training on these procedures and should consult with, the Chief Compliance Officer (“CCO”) of Mirova US if you have any questions at any time regarding regulatory compliance.

New employees will receive adequate training prior to being asked to be subject to this Code.

You are expected to read and understand all requirements and procedures of the Code and will be required to sign and return a certification acknowledging your receipt of this Code (and any amendment thereto) to the CCO initially and annually in the automated compliance tool. If you do not understand the requirements and procedures of this Code, please contact the CCO before you sign such certification.

Mirova US takes violations of this Code seriously. You are required to report violations of the Code to the CCO. If you have any questions about this Code, please contact the CCO, who administers this Code.

RESTRICTIONS

The following restrictions apply to you. Please remember that these restrictions are in addition to any other procedures that have been adopted by Mirova US.

Pre-Clearance of Transactions of Personal Securities

You must obtain approval from the Compliance Department before engaging in any transaction (buy/sell/gift) in a Covered Security that you Beneficially Own, or will Beneficially Own after the transaction, in each case whether in the U.S., France or elsewhere, unless such transaction is exempted from pre-clearance as noted below. Requests for pre-approval must be submitted in the ComplianceAlpha Employee Compliance Solution. You must execute the trade within forty-eight hours (48 hours) of receiving approval.

Digital Assets

If you wish to purchase, acquire, or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), you should consult with the Compliance Officer as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Covered Security for purposes of this policy.

The Compliance Officer (who must have no personal interest in the subject transaction) may approve the transaction if the Compliance Department concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on a client. A request for pre-clearance must be made by completing a pre-clearance request in the Employee Compliance Solution within ComplianceAlpha.

Exceptions From Pre-Clearance Provisions

This Section sets forth the types of transactions that are exempt from the pre-clearance requirements. The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the pre-clearance requirements of the Section entitled “Pre-Clearance of Transactions of Personal Securities”:

(a)	Purchases or sales pursuant to an Automatic Investment Plan;

(b)	Receipt of Covered Securities as a gift, inheritance or bequest;

(c)	Receipt of employee stock options, restricted stock, or other instrument by their Family/Household;

(d)	Exercise of employee stock options by a Covered Person or their Family/Household Member (this does not apply to an “exercise and sale”);

(e)	Purchase or sale of shares or units of any investment option offered in Mirova’s 401k;

(f)

Purchase or sale of shares or interests in collective investment trusts (excluding Mirova CITs) in a collective investment trust sponsored by U.S. Banks through a 401(k) plan of the employer of the Access Person or their Family/Household Member;

(g)	Transactions in money market funds and instruments;

(h)	Transactions in shares mutual funds and exchange traded funds;

(i)	Transactions in securities that are not Covered Securities; and

(j)	Purchases or sales made pursuant to an employee stock purchase plan.

Ineligible Transactions

Access Persons are not permitted to trade in:

a)	Initial Public Offerings (“IPOs”);

b)	Limited offerings;

c)	Good until cancelled orders;

[1]	https://www.sec.gov/files/dlt-framework.pdf

d)	Options;

e)	Derivative instruments (including futures and swaps);

f)	Any securities on the Mirova US restricted list;

g)	Non-deliverable currency contract and other speculative transactions in currencies.

Ban on Short-Term Trading

You are not allowed to buy shares of a fund managed by Mirova US within 60 days of selling shares of the same fund. Additionally, you are not allowed to sell shares of a fund managed by Mirova US within 60 days of buying shares of the same fund. This restriction does not apply to 1940 Act money market funds. For purposes of this restriction, trades on which you have no influence (e.g., company retirement plan matching contributions) or automatic transactions (e.g., payroll deduction, deferred compensation, retirement plan contributions, systematic withdrawal plans) are not considered purchases or sales. However, this restriction does apply to exchanges and re-allocation of assets within a retirement or deferred compensation plan account.

Blackout Period

You are not allowed to knowingly purchase or sell any Covered Security within a period of seven calendar days (trade date being day zero) before and after the date that a Mirova US client has purchased or sold such Covered Security or a closely related Covered Security. In such situations, you may be required to disgorge any profits, subject to the discretion of the CCO.

Ban on Insider Trading

It is unlawful for you to use material, non-public information in violation of the U.S. federal securities laws. You must abide by the Insider Trading Policy contained in Appendix H.

Ban on Outside Directorships, Activities, or Employment that Cause a Conflict of Interest

You are not permitted to serve as an officer, director, adviser, or consultant to a publicly traded company. You are not allowed to simultaneously exercise external mandates or functions, principal or secondary that could generate or potentially generate conflicts of interests with the execution of your function (professional responsibilities) for Mirova US.

As an Access Person you must receive approval from Mirova US Compliance prior to engaging in any “outside business activity”. An outside business activity for the purposes of this manual refers to:

(1)	any business or other activity outside the scope of such person’s position with Mirova US (or our affiliated entities) for which compensation is received; or

(2)

any activity involving investment advice or other securities related functions whether or not compensated for any person or entity (other than to a member of your family in a trust or investment vehicle established and controlled by such person).

Outside business activities may include the following:

•	Teaching;

•	Consulting;

•	Service on the board of directors or as a trustee of any organization;

•	Professional Practices;

•	Presentations at seminars and conferences (not related to your role at Mirova or our affiliates).

You may seek approval of any outside business activities by submitting an approval request in our automated compliance tool. Any such request will be reviewed for potential conflicts of interest and such activity may be approved or rejected. Such analysis will consider existing business relationships of our company which may include, for example, auditors, service providers, brokers, and counterparties.

REPORTING

The following reporting requirements apply to you. Please remember that these reporting requirements are in addition to any other procedures that have been adopted by Mirova US.

Initial and Annual Holdings Reports

Mirova US requests that you periodically report the existence of any account that holds any Securities (including Non-Reportable Securities), in which you have any Beneficial Ownership interest. This also includes Investments Instruments held by an Employee’s Family/Household members.

You must submit an Initial Holdings Report to the CCO within 10 days of becoming a US Access Person. This Initial Holdings Report (to be completed in the Employee Compliance Solution within ComplianceAlpha) must contain information that is current as of a date that is no more than 45 days prior to the date that you became a US Access Person.

Annual Holdings Reports must be submitted to the CCO in the Employee Compliance Solution within ComplianceAlpha before January 31st each year. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

The Initial and Annual Holdings Reports (completed in the Employee Compliance Solution within ComplianceAlpha) must contain, at a minimum, the following information:

•

the name of any financial institution with which you maintain an account in which any Securities (including Non-Reportable Securities) are held for your direct or indirect benefit (e.g., brokerage and other accounts in securities with financial institutions);

•	the name on the account;

•	the account number; and

•	the date you submit the report.

For the avoidance of any doubt, Initial and Annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Covered Security”.

If you have questions about these requirements, please contact the CCO.

Quarterly Transactions Report

Within 30 days after the end of each calendar quarter, you must complete and submit, through ComplianceAlpha, a Quarterly Transactions and Brokerage Account Certification Report to the CCO. This Report must contain, at a minimum, the following information (as applicable) regarding each transaction during the quarter in a Covered Security in which you had, or as a result of the transaction acquired, a Beneficial Ownership interest:

•	the date of the transaction;

•	the title, and as applicable, the exchange ticker symbol, ISIN or CUSIP number;

•	the interest and maturity date, if applicable;

•	the number of shares and principal amount of each Covered Security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the financial institution with or through which the transaction was effected; and

•	the date you submit the report.

The Quarterly Transaction Report must also contain, with respect to any account you established in which any Covered Securities were held during the quarter for your direct or indirect benefit, the name of the financial institution with which you established the account and the date the account was established.

If you have questions about whether you had or acquired a Beneficial Ownership interest in a Covered Security, please contact the CCO.

Covered Accounts

All Covered Accounts must be reported via the automated compliance tool and account details are to remain updated by the employee. Covered Accounts include a brokerage account or similar financial account that holds or has the ability to hold Covered Securities in which the Access Person has a Beneficial Ownership. Access Persons are deemed to have Beneficial Ownership if they have a direct or indirect pecuniary interest in the account.

Covered Accounts means a brokerage account or other similar financial account that holds or has the ability to hold Covered Securities and in which an Access Person has Beneficial Ownership. Typically, this includes (but is not limited to):

1)	Traditional brokerage accounts;

2)	“Robo” adviser accounts;

3)	Traditional and Roth Individual Retirement Accounts (IRA);

4)	Employee Stock Purchase Plans/Dividend Reinvestment Plans;

5)	Certain 401k/403b retirement plans and;

6)	Retirement Savings Plans (RSP)/ Registered Retirement Savings Plans RRSP.

Exceptions to Covered Account Reporting Requirements

The following accounts do not require reporting:

1)	An automatic investment plan provided that the exclusion of the account has been approved by Mirova US Compliance;

2)

An account established as a qualified tuition program pursuant to Section 529 of the Internal Revenue Code (529 plans) if we do not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 plan;

3)

An account that does not have the ability to hold Securities (e.g. certain 401(k) or 403(b) accounts or an account maintained at a mutual fund company provided that in each case, the exclusion of such account was approved by Mirova US Compliance.

Private Funds

Access Persons holding interests in private funds should certify to the following information: 1) the name of the fund 2) the units/shares held in such fund and 3) the value of such interest.

Electronic Feeds

All Covered Accounts must be held at brokers that provide electronic feeds into the compliance reporting tool. Employees with established electronic feeds need only to certify that no other security transactions took place during the quarter, provided that such electronic reporting is provided by the deadline required for the quarterly report, and the feed provided all the applicable information.

A list of approved electronic direct feed brokers is as follows:

•	Charles Schwab

•	E*TRADE

•	Fidelity

•	Interactive Brokers

•	LPL Financial

•	Merrill Lynch

•	TD Ameritrade

•	Vanguard

Compliance will grant exceptions to the electronic feed requirement on a case-by-case basis.

Employees might also be able to use the “Aggregation Feed” functionality of ComplianceAlpha. It allows employees to select their brokers and enter their credentials, just as they would at the home page of the brokerage site.

Employees Access Persons that do not have electronic feeds (Direct Feed or Aggregation Feed) established are required to both provide trade confirmations and manually add their transactions to their account(s) on the compliance system.

Disclosure of Covered Account Changes

Each Access Person is responsible for promptly notifying the CCO (via the automated compliance tool) of any newly opened or closed Covered Account and of any account changes such as changes to brokerage account numbers or changes to brokers.

Initial, Annual and Upon Any Change Directorship Reports

Mirova US requests that you disclose, upon initial employment and upon annual request from the CCO:

1.

Your seat on different boards (no matter the country), including being a board member or officer on the board of directors, supervisory boards or council, management boards or notably any type of mandate;

2.	Any outside paid employment, especially when the activity is similar to Mirova US;

3.	Any commitments in a business that is in a business relationship or is likely to do business with Mirova US (or has a material financial interest) or that is a listed company.

You are required to update your information in such reports as soon as there is a change in your situation in this regard.

Disciplinary Information

Any new employee will be required to submit a disciplinary disclosure questionnaire within 10 days of becoming a U.S. Access Person. Thereafter, on an annual basis, you will be required to certify that the information remains unchanged. You are also required to update the CCO as soon as there is a change in your situation.

Duty to Report Violations

Each Access Person should ask questions, seek guidance, and express any concerns regarding compliance of the Code of Ethics or any of our policies.

Anyone who believes that any person has engaged or is engaging in conduct that violates the applicable law, this Code or any of our policies must promptly report that information to the CCO. The CCO will be responsible for notifying the executive team, the Board of Directors as well as the CRIC Committee, furnishing any information appropriate to address any violation.

CODE PART 2

Applicability: These policies and procedures (the “Code”) are in addition to, and not substitutive of, the current personal trading policies and procedures that already apply to you through your employer and apply to all individuals who are informed that they are subject to this Code by the Affiliate Compliance Officer (as defined herein), while acting in their capacity as ACO under the terms of a Services Agreement between your employer (the “Employer” or the “Participating Affiliate”) and Mirova US LLC (“Mirova US”) by which certain employees may perform services that will result in them being considered Associated Persons and “Access Persons” under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the U.S. Investment Company Act of 1940, as amended (the “1940 Act”).

Note: Capitalized terms not defined in the text are defined at the end in Code Appendix A.

If you have any questions about this Code, please contact the ACO, who administers this Code.

GENERAL ETHICAL STANDARDS

As an employee of your Employer acting on behalf of Mirova US, you have a fiduciary duty to act in the best interest of the clients that you service. You are thus expected to put the interest of clients first and foremost in your business dealings and day-to-day activities, to conduct yourself in accordance with these standards at all times, and to deal honestly and fairly with all persons with whom you have contact. Also, please be aware that it is generally improper for you to (i) use for your own benefit (or the benefit of anyone other than a client) information about your Employer’s and Mirova US clients’ trading or investment recommendations or (ii) take advantage of investment opportunities that would otherwise be available for a client.

You also are required to comply with applicable laws and regulations when you conduct your professional activities. This includes complying with applicable U.S. federal securities laws when you provide services to clients of Mirova US. In order to comply with these laws, you may rely on the compliance policies and procedures of your Employer and Mirova US that have been communicated to you. You also will receive periodic training on these procedures and should consult with the ACO if you have any questions at any time regarding regulatory compliance with U.S. rules.

The ACO, with the assistance of Mirova US, will determine who is an Associated Person subject to this Code, and will maintain the list current at all times. New Associated Persons subject to this Code will receive adequate training prior to being asked to be subject to the Code.

You are expected to read and understand all requirements and procedures of the Code and will be required to sign and return a certification acknowledging your receipt of this Code (and any amendment thereto) to the ACO initially and annually on the form included in Code Appendix B. If you do not understand the requirements and procedures of this Code, please contact the ACO before you sign such certification.

Your Employer takes violations of this Code seriously. You are reminded that the Code of Ethics of the Employer, in conformity with French law, permits you to report potential violations of applicable laws and regulations, including internal ethics and professional rules and procedures to a regulator. In accordance with (i) that provision, (ii) your agreement to become an Associated Person and comply with certain U.S. legal requirements, and (iii) Rule 204A-1 under the Advisers Act, you can also report violations of this Code to the ACO. You are encouraged to report violations and can be assured that all such reports will be investigated and handled strictly confidentially to the extent permitted by law.

RESTRICTIONS

The following restrictions apply to you. Please remember that these restrictions are in addition to any other procedures that apply to you due to your employment by your Employer.

Pre-Clearance of Transactions of Personal Securities

You must obtain approval from the Compliance Department before engaging in any transaction in a Covered Security that you Beneficially Own, or will Beneficially Own after the transaction, in each case whether in the U.S., France, or elsewhere, unless such transaction is exempted from pre-clearance as noted below.

If you wish to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the Compliance Officer as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Covered Security for purposes of this policy.

The Compliance Officer (who must have no personal interest in the subject transaction) may approve the transaction if the Compliance Department concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on a client. The Pre-Clearance Form is contained in Code Appendix F. A request for pre-clearance must be made by completing the Pre-clearance Form in advance of the contemplated transaction.

Exceptions From Pre-Clearance Provisions

This Section sets forth the types of transactions that are exempt from the pre-clearance requirements. The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the pre-clearance requirements of the Section entitled “Pre-Clearance of Transactions of Personal Securities”:

(a)	Purchases or sales pursuant to an Automatic Investment Plan;

(b)	Receipt of Covered Securities as a gift, inheritance or bequest;

(c)	Receipt of employee stock options, restricted stock, or other instrument by their Family/Household;

[1]	https://www.sec.gov/files/dlt-framework.pdf

(d)	Exercise of employee stock options by a Covered Person or their Family/Household Member (this does not apply to an “exercise and sale”);

(e)	Purchase or sale of shares or units of any investment option offered in Mirova’s 401k;

(f)

Purchase or sale of shares or interests in collective investment trusts (excluding Mirova CITs) in a collective investment trust sponsored by U.S. Banks through a 401(k) plan of the employer of the Access Person or their Family/Household Member;

(g)	Transactions in money market funds and instruments;

(h)	Transactions in shares mutual funds and exchange traded funds;

(i)	Transactions in securities that are not Covered Securities; and

(j)	Purchases or sales made pursuant to an employee stock purchase plan.

Ban on Short-Term Trading

You are not allowed to buy shares of a fund managed by Mirova US within 60 days of selling shares of the same fund. Additionally, you are not allowed to sell shares of a fund managed by Mirova US within 60 days of buying shares of the same fund. This restriction does not apply to 1940 Act money market funds. For purposes of this restriction, trades on which you have no influence (e.g., company retirement plan matching contributions) or automatic transactions (e.g., payroll deduction, deferred compensation, retirement plan contributions, systematic withdrawal plans) are not considered purchases or sales. However, this restriction does apply to exchanges and re-allocation of assets within a retirement or deferred compensation plan account.

Blackout Period

You are not allowed to knowingly purchase or sell any Covered Security within a period of seven calendar days (trade date being day zero) before and after the date that a Mirova US client has purchased or sold such Covered Security or a closely related Covered Security. In such situations, you may be required to disgorge any profits, subject to discretion of the ACO.

Ban on Insider Trading

It is unlawful for you to use material, non-public information in violation of the U.S. federal securities laws. You must abide by the Insider Trading Policy contained in Appendix H.

Ban on Outside Directorships, Activities or Employment that Cause a Conflict of Interests

You are not allowed to simultaneously exercise external mandates or functions, principal or secondary that could generate or potentially generate conflicts of interests with the execution of your role as an Associated Person of Mirova US.

REPORTING

The following reporting requirements apply to you. Please remember that these reporting requirements are in addition to any other procedures that apply to you as a result of your employment by your Employer.

Initial and Annual Holdings Reports

Your Employer requests that you report brokerage accounts and holdings in any Securities, including Non-Reportable Securities in which you have any Beneficial Ownership interest. Alternatively, you may instead provide access to all of your brokerage accounts.

You must submit an Initial Holdings Report to the ACO within 10 days of becoming an Associated Person. This Initial Holdings Report must contain information that is current as of a date that is no more than 45 days prior to the date that you became an Associated Person.

Annual Holdings Reports must be submitted to the ACO on or before the 14th of February each year. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

•

the name of any financial institution with which you maintain an account in which any Securities are held for your direct or indirect benefit (e.g., brokerage and other accounts in securities with financial institutions);

•	the name on the account;

•	the account number; and

•	the date you submit the report.

Instead of providing information regarding required Covered Securities holdings and account information on the Initial and Annual Holdings Report, you may attach to the report a duplicate bank or brokerage account statement containing all of the information required in the report.

The Initial Holdings Report forms for the Covered and Non-Reportable Securities respectively are contained in Code Appendix C. The Annual Holdings Report forms for Covered and Non-Reportable Securities respectively are contained in Code Appendix D. If you have questions about these requirements, please contact the ACO.

Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, you must complete and submit a Quarterly Transaction Report to the ACO. The Quarterly Transaction Report must contain, at a minimum, the following information (as applicable) regarding each transaction during the quarter in a Covered Security in which you had, or as a result of the transaction acquired, a Beneficial Ownership interest:

•	the date of the transaction;

•	the title, and as applicable, the exchange ticker symbol, ISIN or CUSIP number;

•	the interest and maturity date, if applicable;

•	the number of shares and principal amount of each Covered Security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the financial institution with or through which the transaction was effected; and

•	the date you submit the report.

The Quarterly Transaction Report must also contain, with respect to any account you established in which any Securities were held during the quarter for your direct or indirect benefit, the name of the financial institution with which you established the account and the date the account was established.

The Quarterly Transaction Report form is contained in Code Appendix E. If you have questions about whether you had or acquired a Beneficial Ownership interest in a Covered Security, please contact the ACO.

Initial, Annual and Upon Any Change Directorship Reports

The Employer requests that you disclose upon becoming an Associated Person and upon annual request from the ACO:

1.

Your seat on different boards (no matter the country), including being a board member or officer on the board of directors, supervisory boards or council, management boards or notably any type of mandate;

2.	Any outside paid employment, especially when the activity is similar to Mirova US;

3.	Any commitments in a business that is in a business relationship or is likely to do business with Mirova US (or has a material financial interest) or that is a listed company.

You are required to update your information in such reports as soon as there is a change in your situation in this regard. The Directorship Reporting Form is contained in Code Appendix G.

Exceptions from Reporting Requirements

You are not required to submit: (i) any transaction or holdings report with respect to Securities held in accounts over which you had no direct or indirect influence or control (e.g., accounts managed by third-parties on a discretionary basis and for which you have no influence over individual investment decisions); (ii) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or (iii) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by Mirova US in the required time period (within 30 days after the end of each calendar quarter), if all the information required to be on transaction reports is contained in the broker trade confirmations or account statements.

CODE APPENDIX A

DEFINITIONS

ACO or Affiliate Compliance Officer: any employee of a Participating Affiliate that is designated as the “Affiliate Compliance Officer” or “Deputy Compliance Officer” in accordance with a Services Agreement, as such term is defined herein.

Associated Person: any employee of a Participating Affiliate who has been designated as an “associated person” of Mirova US in accordance with the Services Agreement, as such term is defined therein.

Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment program.

Beneficial Ownership: any interest in securities whereby a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities. The definition of “pecuniary interest” is complex but generally includes an interest held by a person that provides the person the opportunity to profit or share in any profit derived from a transaction in the securities. Beneficial Ownership includes, but is not limited to, securities (i) held in a person’s own name; (ii) held with another in joint ownership arrangements; (iii) held by members of a person’s immediate family sharing the same household [not applicable to Associated Persons]; (iv) owned by a corporation that is directly or indirectly controlled by, or under common control with, such person; and (v) over which a person has discretionary authority outside of his or her ordinary course of business. Please contact the ACO or CCO, as applicable, if you have any uncertainty over whether you have Beneficial Ownership over a security.

Covered Security: any Security other than Non-Reportable Securities.

Non-Access Director: any person who is a member of the Board of Directors of Mirova US but who is not an officer, partner or employee of Mirova US and who:

•

in connection with their regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Securities by Mirova US clients, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

•	does not have access to non-public information regarding any Mirova US client’s purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Mirova US client; and

•	is not involved in making securities recommendations to Mirova US clients and does not have access to such recommendations that are non-public.

Non-Reportable Securities: any of the following: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies (including mutual funds) unless a member of the Natixis group (Ostrum Asset Management, Mirova US, Mirova or other affiliated investment advisers) acts as investment adviser or principal underwriter for the fund; and (v) exchange traded funds (“ETFs”), other than those in which Mirova US trades. Please contact the ACO or CCO, as applicable, if you need a list of affiliated investment advisers.

Participating Affiliate: any entity that has entered into a Services Agreement with Mirova US.

Security: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing. For the avoidance of doubt, Security includes any initial public offering (IPO) or in a limited offering (i.e., a private placement or other type of sale limited to selected investors).

Services Agreement: the agreement between a Participating Affiliate and Mirova US pursuant to which certain employees of the Participating Affiliate serve as Associated Persons of Mirova US.

US Access Person: any employee, partner, officer or director of Mirova US and select consultants and contractors who is not a Non-Access Director and who:

•	has access to nonpublic information regarding any Mirova US clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client of Mirova US; or

•	is involved in making securities recommendations to Mirova US clients, or who has access to such recommendations that are nonpublic.

CODE APPENDIX B

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of this Code. I have read and understand this Code and agree to be governed by it. I certify that I have complied with the requirements of this Code in the past year (if I was subject to the Code during this time). I also certify that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

(signature)

Print Name of Reporting Person

Date:

CODE APPENDIX C

FORM OF INITIAL HOLDINGS REPORT

Print Name of Reporting Person	Date Person Became Subject to these
Reporting Requirements

Date Report Due	Information Reported Accurate as of Date
(w/in 10 days of becoming a US Access Person or an Associated Person)	(Must be current as of a date no more than 45 days prior to becoming a US Access Person or an Associated Person)

Instructions: You are required to provide the information requested in the attached table regarding any accounts maintained at a financial institution holding Securities with respect to which you may be deemed to have a Beneficial Ownership interest. In lieu of completing the attached table, you may provide copies of account statements if all information requested is provided.

All terms used in this Report have the same meaning as set forth in the Code.

With respect to accounts in which you hold only Non-Reportable Securities, you only need to provide: (i) the name of the financial institution that holds the account; (ii) the account number; and (iii) the name on the account.

INITIAL HOLDINGS REPORT

For Accounts holding Covered Securities

Account Number	Name on Account	Title and Type of Security	Ticker Symbol, ISIN or CUSIP Number	No. of Shares	Principal Amount	Name of Financial Institution that Holds the Account

(Use additional pages if needed.)

If you have no Covered Securities, please check this box. ☐

If you are submitting this report to supplement brokerage statements to which the ACO or CCO, as applicable, has been granted review access, please check this box. ☐

For Accounts holding only Non-Reportable Securities:

Account Number	Name on Account	Name of Financial Institution that Holds the Account

Certification

I certify that the information in this Report is true and complete in all material respects as of the date specified above (which is not more than 45 days prior to my submitting this Report).

Signature	Date

CODE APPENDIX D

FORM OF ANNUAL HOLDINGS REPORT

Due on or before February 14

Print Name of Reporting Person	Information Reported Accurate as of Date
(Must be current as of a date no more than 45 days prior to the date this report is submitted)

Instructions: You are required to provide the information requested in the attached table regarding any accounts maintained at a financial institution holding Securities with respect to which you may be deemed to have a Beneficial Ownership interest. In lieu of completing the attached table, you may provide copies of account statements to the ACO or CCO, as applicable, if all information requested is provided.

All terms used in this Report have the same meaning as set forth in the Code.

With respect to accounts in which you hold only Non-Reportable Securities, you only need to provide: (i) the name of the financial institution that holds the account; (ii) the account number; and (iii) the name on the account.

ANNUAL HOLDINGS REPORT

Due On Or Before February 14

For Accounts holding Covered Securities:

Account Number	Name on Account	Title and Type of Security	Ticker Symbol, ISIN or CUSIP Number	No. of Shares	Principal Amount	Name of Financial Institution that Holds the Account

(Use additional pages if needed.)

If you have no Covered Securities, please check this box. ☐

If you are submitting this report to supplement brokerage statements to which the ACO or CCO, as applicable, has been granted review access, please check this box. ☐

For Accounts holding only Non-Reportable Securities:

Account Number	Name on Account	Name of Financial Institution that Holds the Account

Certification

I certify that the information in this Report is true and complete in all material respects as of the date specified above (which is not more than 45 days prior to my submitting this Report).

Signature	Date

CODE APPENDIX E

FORM OF QUARTERLY TRANSACTION REPORT

Print Name of Reporting Person	Date Report Submitted

Calendar Quarter Ended	Date Due (30 days after Quarter End)

Instructions: Provide the information requested below, as applicable, for each transaction in Covered Securities during the calendar quarter specified above in which you had, or as a result of the transaction obtained, a Beneficial Ownership interest in the Covered Securities.

All terms used in this Report have the same meaning as set forth in the Code.

You do not need to provide information regarding securities transactions if you provide copies of the outside brokerage account statements reflecting such transactions to the ACO or CCO, as applicable, not less than 30 days following the end of the calendar quarter.

SECURITIES TRANSACTIONS

(Use additional sheets if necessary)

Trade Date	Name of Security & Ticker, ISIN or CUSIP	Interest Rate	Maturity Date	# of Shares	Principal Amount	Buy/Sell	Price	Name of Financial Institution Effecting Transaction

If you have no reportable transactions for the quarter or if such transactions are exempt from reporting as outlined in the Code, please check the box. ☐

If you are submitting this report to supplement brokerage statements to which the ACO or CCO, as applicable, has been granted review access, please check this box. ☐

Certification

I certify that the information in this Report is true and complete in all material respects as of the date specified above (which is not more than 30 days after the end of the quarter).

Signature	Date

CODE APPENDIX F

PRE-CLEARANCE FORM OF PERSONAL SECURITIES TRANSACTIONS

To be completed prior to engaging in any personal transaction in Covered Securities (unless excepted by the Code). Please refer to the restrictions in Code Part 1 or Code Part 2 for additional information. If you do not understand and have further questions, please contact the CCO or your ACO prior to signing this Pre-Clearance Form.

Name (please print)

Account for which approval is sought (e.g., personal, spouse, etc.)

Investment Information

Investment Type (please circle):

Common   Preferred    IPO or Private Placement    Other____________

Issuer/Fund Name:________________________

Transaction Information

Transaction Type (please circle):

Buy  Sell  Short Sale

Any additional factors relevant to a conflict of interest analysis:

Trade Date:
Quantity:
Estimated Price:
Broker/Dealer:

Unless otherwise approved and stated herein, approvals are valid for 48 hours from the day approval has been granted. Accordingly, unless otherwise approved and stated herein, GTC (good-‘til-cancelled) orders are prohibited, and if a trade is not fully executed by the close of the trading day for which approved, you are required to submit a new pre-clearance form for the balance. It is your responsibility to comply with all provisions of the Code. Obtaining pre-clearance satisfies the pre-clearance requirements of the Code but does not imply compliance with the Code’s other provisions.

By signing below, you certify the following: you agree that the above trade order is in compliance with the Code and is not based on knowledge of an actual client order in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale by one or more specific clients. You also acknowledge that you are not in possession of material, nonpublic (“inside”) information pertaining to the Security or issuer of the Security.

Date: ___________________    Signature: ___________________________________

Approval/Rejection

Trade Has Been:  ☐ Approved   ☐ Rejected

By:
	Compliance Officer, as applicable	Date Approved/Rejected

CODE APPENDIX G

INITIAL, ANNUAL, AND UPON ANY CHANGE DIRECTORSHIP/OUTSIDE EMPLOYMENT REPORT

To be completed upon initial association with Mirova US, annual request and change in circumstance.

Your name (please print)	Date

Reason for completing this form:

☐ Initial association with Mirova US   ☐ Annual request from ACO or CCO

☐ Change in circumstances to which this form refers

If change in circumstance, please explain:

Board Membership: Are you a member or officer of any Board?

☐ Yes   ☐ No

If yes, please complete the following (fill out additional sheets as needed)

Board Name	Role on Board	Describe Board (public or private company, for profit or non-profit, elected positions, affiliation with Mirova US, if any, etc.)

Outside Employment: Are you employed outside of your affiliation with Mirova US or the Participating Affiliate?

☐ Yes   ☐ No

If yes, please complete the following

Employer Name	Role with Employer	Length of time at Employer

Other Commitments: Do you have any commitments in a business that is in a business relationship or is likely to do business with Mirova US (or has a material financial interest) or that is a listed company?

☐ Yes   ☐ No

If yes, please explain:

Do you hold (alone or in concert) shares representing 1% or more of the capital of a company in a business similar to Mirova US, a company doing business with Mirova US or a listed company?

☐ Yes   ☐ No

If yes, please explain:

CODE APPENDIX H

INSIDER TRADING POLICY

While the law concerning insider trading is not static, it is generally understood that the U.S. federal securities laws prohibit:

(1)	trading by an insider, while aware of material, non-public information;

(2)

trading by a non-insider, while aware of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(3)	an insider communicating material, non-public information to others;

(4)

a non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(5)	trading while aware of material, non-public information regarding a tender offer.

You shall not:

(1)	trade in any security, either personally or on behalf of others, while aware of material, non-public information relating to the issuer of that security;

(2)	communicate material, non-public information to any other person;

(3)	while aware of material, non-public information, recommend trading a security in an issuer to which the information relates, or otherwise recommend the purchase or sale of any such security; and

(4)	trade in violation of federal securities laws in a security subject to a tender offer while aware of material, non-public information relating to the tender offer or the issuer of the security.

The foregoing should be understood as a brief synopsis of a complex legal subject matter and shall not be deemed to prohibit conduct that is otherwise lawful and consistent with your fiduciary duty.

Any questions regarding this policy should be referred to the ACO or CCO, as applicable.

CODE APPENDIX I

Disciplinary Information

A.	There is no criminal or civil action in a domestic, foreign or military court of competent jurisdiction in which I:

1.

was convicted of, or pled guilty or nolo contendere (“no contest”) to (a) any felony; (b) a misdemeanor that involved investments or an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, or extortion; or (c) a conspiracy to commit any of these offenses;

2.

am the named subject of a pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses;

3.	was found to have been involved in a violation of an investment-related statute or regulation; or

4.

was the subject of any order, judgment, or decree permanently or temporarily enjoining, or otherwise limiting, the supervised person from engaging in any investment-related activity, or from violating any investment-related statute, rule, or order.

B.	There is no administrative proceeding before the SEC, any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority in which I:

1.	was found to have caused an investment-related business to lose its authorization to do business; or

2.	was found to have been involved in a violation of an investment-related statute or regulation and were the subject of an order by the agency or authority

a)	denying, suspending, or revoking the authorization of the supervised person to act in an investment-related business;

b)	barring or suspending the supervised person’s association with an investment-related business;

c)	otherwise significantly limiting the supervised person’s investment-related activities; or

d)	imposing a civil money penalty of more than $2,500 on the supervised person.

C.	There is no self-regulatory organization (SRO) proceeding in which I:

1. was found to have caused an investment-related business to lose its authorization to do business; or

2. was found to have been involved in a violation of the SRO’s rules and was: (i) barred or suspended from membership or from association with other members, or was expelled from membership; (ii) otherwise significantly limited from investment-related activities; or (iii) fined more than $2,500.

D.

There is no other hearing or formal adjudication in which my professional attainment, designation, or license was revoked or suspended because of a violation of rules relating to professional conduct, including if I resigned (or otherwise relinquished the attainment, designation, or license) in anticipation of such a hearing or formal adjudication.